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                                                                   Exhibit 23(a)



                    Consent of Independent Public Accountants
                    -----------------------------------------



As independent public accountants, we hereby consent to the use of our report on the consolidated financial statements of The Cleveland Electric Illuminating Company dated February 13, 1998. Such report is included in this registration statement and in the Company's Form 8-K dated March 16, 1997, which Form 8-K is incorporated by reference in this registration statement. We also consent to the use of our report dated February 14, 1997, included in this registration statement, and to the incorporation by reference in this registration statement of our report dated February 14, 1997, included in the Company's Form 10-K for the year ended December 31, 1996, and to all references to our Firm included in this registration statement.


Arthur Andersen LLP


Cleveland, Ohio
March 17, 1998